                                                                   EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use of our reports dated March 31, 1995, related to the financial statements of La/Cal Energy Partners as of December 31, 1994 and for the year then ended and for the period from July 15, 1993, through December 31, 1993 and the statement of revenue and direct operating expenses of the Properties Contributed to La/Cal Energy Partners for the period from January 1, 1993, through July 14, 1993, included herein and to the reference to our firm under the heading "Experts" and "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus.

/s/  KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Shreveport, Louisiana
June 13, 1995